Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:
Lynne C. Wilson, Senior Vice President and Chief Financial Officer
Telephone: 888-479-9111, ext. 4108
E-mail: lwilson@marlincorp.com

Marlin Business Services Corp. Announces Update on Utah Industrial Bank Charter Application

MT. LAUREL, NJ –March 26, 2007.  Marlin Business Services Corp. (Nasdaq: MRLN) announced that it has received correspondence from the Federal Deposit Insurance Corporation (FDIC) approving the application for FDIC deposit insurance made by Marlin’s proposed Utah Industrial Bank (Marlin Business Bank), subject to the conditions set forth in the Order issued by the FDIC.  Marlin’s management team is in the process of reviewing and analyzing the conditions of the approval to understand their impact on the proposed bank and Marlin’s overall operations.  The FDIC’s Order, the conditions of the approval and other related documents will be available on the FDIC’s website at www.fdic.gov.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of equipment leasing solutions primarily to small businesses. The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 70 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. In addition to its executive offices in Mount Laurel, NJ, Marlin has regional offices in or near Atlanta, Chicago, Denver, Philadelphia and Salt Lake City.  For more information, visit http://www.marlincorp.com or call toll-free at (888)479-9111.